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                                                 OMB APPROVAL
                                                 OMB NUMBER  3235-0287
                                                 EXPIRES:  JANUARY 31, 2005
                                                 ESTIMATED AVERAGE BURDEN
                                                 HOURS PER RESPONSE  0.5

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Cooper                            Warren                D.
-------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

   Nutrition 21, Inc.
   4 Manhattanville Road
-------------------------------------------------------------------------------
                                    (Street)

   Purchase                          NY                   10577
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)



_______________________________________________________________________________
2. Issuer Name and Ticker or Trading Symbol

   Nutrition 21, Inc. - Symbol "NXXI"
________________________________________________________________________________
3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4. Statement for Month/Day/Year

   January 20, 2003
________________________________________________________________________________
5. If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X]  Director                             [ ]  10% Owner
   [ ]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7. Individual or Joint/Group Filing (Check applicable line)

   [X]  Form filed by one Reporting Person
   [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                              5.             6.
                                                              4.                              Amount of      Owner-
                                                              Securities Acquired (A) or      Securities     ship
                                   2A.           3.           Disposed of (D)                 Befeficially   Form:    7.
                       2.          Deemed        Transaction  (Instr. 3, 4 and 5)             Owned Follow-  Direct   Nature of
                       Trans-      Executin      Code         ------------------------------- ing Reported   (D) or   Indirect
1.                     action      Date,         (Instr. 8)                   (A)             Transaction(s) Indirect Beneficial
Title of Security      Date        if  any       ------------     Amount      or     Price    (Instr. 3      (I)      Ownership
(Instr. 3)             (mm/dd/yy)  (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4)(Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                           9.        10.
                                                                                                           Number    Owner-
                                                                                                           of        ship
                                                                                                           Deriv-    Form
              2.                                                                                           ative     of
              Conver-                           5.                              7.                         Secur-    Deriv-  11.
              sion                              Number of                       Title and Amount           ities     ative   Nature
              or               3A.              Derivative    6.                of Underlying     8.       Bene-     Secur-  of
              Exer-            Deemed   4.      Securities    Date              Securities        Price    ficially  ity:    In-
              cise     3.      Exe-     Trans-  Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Owned     Direct  direct
              Price    Trans-  cution   action  or Disposed   Expiration Date   ----------------  Deriv-   Following (D) or  Bene-
1.            of       action  Date,    Code    of(D)         (Month/Day/Year)            Amount  ative    Reported  In-     ficial
Title of      Deriv-   Date    if any   (Instr. (Instr. 3,    ----------------            or      Secur-   Trans-    direct  Owner-
Derivative    ative    (Month/ Month/   8)      4 and 5)      Date     Expira-            Number  ity      action    (I)     ship
Security      Secur-   Day/    Day/     ------  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.(Instr.
(Instr. 3)    ity      Year)   Year)    Code V   (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)      4)
-----------------------------------------------------------------------------------------------------------------------------------

Stock Options  $0.60  1/20/03            A      15,000        1/20/03  1/20/13  Common    15,000   Grant   25,000    D
----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

Explanation of Responses:


/s/ Benjamin T. Sporn                                           1-21-03
----------------------------------------------            -------------------
**Signature of Reporting Person                                   Date
Attorney-in-Fact for Warren D. Cooper

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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